CERTIFICATE OF ELIMINATION OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
GRANDPARENTS.COM, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Grandparents.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DCGL”), hereby certifies as follows:

1.          Pursuant to the authority conferred by the Board of Directors (the “Board”) of the Corporation and by Section 151(g) of the DCGL, the Board, by resolution duly adopted, authorized the issuance of, and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of one (1) share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), par value $.01 per share, as evidenced by the Certificate of Designation with respect to the Series A Convertible Preferred Stock (the “Series A Certificate of Designation”) filed with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on February 22, 2012, which constitutes part of the Corporation’s Second Amended and Restated Certificate of Incorporation, as amended (the “Existing Certificate”).

2.           The Board has duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued subject to the Series A Certificate of Designation; and it is further

RESOLVED, that all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Existing Certificate; and it is further

RESOLVED, that the proper officers of the Corporation be, and hereby are, authorized, empowered and directed to file with the Delaware Secretary of State a Certificate of Elimination (the “Series A Certificate of Elimination”) setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Existing Certificate.

3.          Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Existing Certificate hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the 4th day of March, 2014.

GRANDPARENTS.COM, INC.

By:	/s/ Steve Leber
Name:	Steve Leber
Title:	Co-CEO